Ex. 10.1

LEAVE OF ABSENCE AGREEMENT

This Leave of Absence Agreement (the “Agreement”) is made by and between Omead Ostadan (“Employee”) and Seer, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”), effective as of October 7, 2021 (the “Effective Date”).

RECITALS

WHEREAS, Employee is employed by the Company pursuant to the Confirmatory Employment Letter dated November 30, 2020 (the “Confirmatory Letter”);

WHEREAS, Employee and the Company entered into a Participation Agreement dated November 30, 2020, under the Key Executive Change in Control and Severance Plan (together, the “Severance Plan and Agreement”);

WHEREAS, the Company previously granted to Employee certain equity awards covering shares of the Company’s Class A common stock (“Shares”), including certain stock options to purchase Shares (the “Options”) under the Company’s 2017 Stock Incentive Plan (the “2017 Plan”) and applicable option agreements thereunder and certain restricted stock units (the “RSU Awards,” and together with the Options, the “Awards”) under the Company’s 2020 RSU Equity Incentive Plan (the “RSU Plan”) and 2020 Equity Incentive Plan (the “2020 Plan”), and applicable restricted stock unit agreements under such plans (such option agreements and restricted stock units agreements, together with the 2017 Plan, RSU Plan and 2020 Plan, the “Award Documents”);

WHEREAS, PrognomIQ, Inc. (“PrognomIQ”) previously granted to Employee certain equity awards covering shares of PrognomIQ stock under PrognomIQ’s 2020 Equity Incentive Plan (the “PrognomIQ Plan”) and applicable award agreements thereunder (the “PrognomIQ Awards”), including certain awards of restricted stock covering shares of PrognomIQ stock;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Unpaid Personal Leave of Absence. The Company agrees to grant Employee an unpaid personal leave of absence (the “Leave”) for approximately three (3) months that is scheduled to start on November 20, 2021 (the “Leave Start Date”) and is scheduled to end on February 21, 2022 (the “Leave End Date”), subject to the following conditions during the Leave:

a.Salary. Employee will not be paid any salary during the Leave.

b.Bonus. Employee shall have the same bonus eligibility as in effect immediately prior to the Leave Start Date, in accordance with the terms and conditions of the Company’s Executive Incentive Compensation Plan (the “EICP”); provided, however, any such bonus payments, if earned, shall be pro-rated for any performance periods under the EICP that include any portion of the Leave to reflect the time Employee spent on Leave.

c.Equity. The Parties acknowledge and agree that all outstanding Awards are subject to this Agreement. Under the RSU Plan and 2020 Plan and subject to Section 2 below, the Leave described herein will constitute a leave of absence approved by the Company and, accordingly, Employee’s employment with the Company will not be deemed to have ceased during the Leave. Employee acknowledges and agrees that, in accordance with the terms of the RSU Plan and 2020 Plan, the vesting of Employee’s Options granted under the 2020 Plan and Employee’s RSU Awards will be suspended during the Leave. For purposes of the Options granted under the 2017 Plan, the Leave described herein will constitute an authorized leave of absence under the 2017 Plan, and the Company’s Board of Directors (the “Board”) or the Talent and Compensation Committee of the Board has determined that the Leave will not constitute a termination of the employment relationship between the Company and Employee, subject to Section 2 below and provided that vesting of such Options will be suspended during the Leave. Employee agrees that, notwithstanding anything in the Award Documents to the contrary, during the Leave, vesting of Employee’s Options granted under the 2017 Plan will be suspended. For purposes of clarity, vesting of Employee’s Awards will resume if Employee returns to active employment on the first business day immediately following the end of the Leave, provided Employee’s employment has not terminated prior to such date, with any vesting dates otherwise scheduled to occur on or after the Leave Start Date pushed out by the same number of days as the duration of the Leave and with no vesting credit provided to Employee with respect to the Awards for any period of Employee’s continued employment with the Company while on Leave. Employee further acknowledges and agrees that, pursuant to the terms of the PrognomIQ Plan, the vesting of any of Employee’s outstanding PrognomIQ Awards that vest based on Employee’s continued service with the Company or any of its subsidiaries will be suspended by PrognomIQ during the Leave in the same manner as described above for Employee’s Awards under the 2020 Plan, unless and to the extent the administrator of the PrognomIQ Plan determines otherwise in its discretion.

d.Benefits. Employee will be eligible to participate in then-available Company benefit plans at the same level as Employee would have been eligible to participate in such plans immediately prior to the Leave Start Date, subject to the terms and conditions, including eligibility requirements and leave of absence provisions, of such plans. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

e.Acknowledgements. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the Leave.

2.Employment Status. Nothing in this Agreement shall in any way be construed to alter the at-will nature of Employee’s employment with the Company. As a result, Employee is free to terminate Employee’s employment at any time, for any reason or for no reason, and the Company is free to terminate Employee’s employment at any time, for any reason or for no reason, even before the Leave End Date. The Parties agree that the Leave described herein will not be considered a Separation from Service and will not trigger any Severance Benefits as described in the Severance Plan or otherwise, including without limitation that the Leave and the terms and conditions of this Agreement will not constitute grounds for any Good Reason Termination within the meaning of the Severance Plan and Agreement.

3.Entire Agreement. This Agreement, taken together with the Confirmatory Letter, Severance Plan and Agreement, and Award Documents, to the extent not modified by this Agreement, represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement. Employee represents that Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement. This Agreement may only be amended by a written agreement signed by Employee and the Company’s Chief Executive Officer or other duly authorized officer of the Company who is, in any case, other than Employee.

4.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. The Company and Employee each consent to personal and exclusive jurisdiction and venue in the State of California.

5.Third Party Beneficiary. The Parties acknowledge that PrognomIQ shall be considered a third-party beneficiary of this Agreement as to any portions of this Agreement that apply to PrognomIQ or any PrognomIQ Awards.

6.Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

        OMEAD OSTADAN, an individual

Dated: October 8, 2021            /s/ Omead Ostadan
            Omead Ostadan

        SEER, INC.

Dated: October 8, 2021                    By     /s/ Omid Farokhzad
            Omid Farokhzad
            Chief Executive Officer